UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009 (February 12, 2009)

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3738 Oak Lawn Avenue Dallas, TX	75219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 981-0700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously reported on September 23, 2008, on September 22, 2008, Energy Transfer Partners, L.P. (the “Partnership”) entered into a Contribution Agreement with OGE Energy Corp. (“OGE”) pursuant to which the Partnership and OGE agreed to form a joint venture company named ETP Enogex Partners LLC (“ETP Enogex”). A copy of the Contribution Agreement was attached as Exhibit 2.1 to the Partnership’s Form 8-K/A filed on September 26, 2008.

Pursuant to the Contribution Agreement, the Partnership would contribute 100% of its ownership interest in the Transwestern pipeline, 100% of its ownership interest in Canyon Gas Resources and its 50% interest in the entity that owns the Midcontinent Express pipeline, to ETP Enogex. OGE would contribute 100% of its ownership interest in Enogex LLC, a Delaware limited liability company (“Enogex”), to ETP Enogex. ETP Enogex would be equally controlled by the Partnership and OGE. Consummation of the transaction was conditioned on receipt of certain third party consents and certain other customary closing conditions. The transaction was also conditioned upon obtaining financing pursuant to a specified financing plan that would provide funding for payments from ETP Enogex to the Partnership and OGE at the closing of the transaction as well as other financings for ETP Enogex to provide longer-term credit capacity. Subsequent to entering into the Contribution Agreement, conditions in the credit markets have deteriorated and the parties have not been able to obtain financing on favorable terms. On February 12, 2009, the parties mutually agreed to terminate the Contribution Agreement pursuant to its terms. Accordingly, the Contribution Agreement will be of no further force and effect and neither party shall have any further liability or obligation thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
By: Energy Transfer Partners GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C., its general partner
Date: February 17, 2009	/s/ Martin Salinas

Martin Salinas Chief Financial Officer